Exhibit 10.1

GLOBAL SUPPLY, LICENSE, AND COMMERCIALIZATION AGREEMENT
BY AND AMONG
GUANGZHOU INTER-PACIFIC ARTS CORP.,
VIASPACE GREEN ENERGY INC.,
AND
VIASPACE INC.

March 28, 2016

GLOBAL SUPPLY, LICENSE, AND
COMMERCIALIZATION AGREEMENT

THIS GLOBAL SUPPLY, LICENSE, AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is entered into as of the 28th day of March 2016 (the “Effective Date”) by and among Guangzhou Inter-Pacific Arts Corp., a Chinese wholly-owned foreign enterprise registered in Guangdong province (“IPA”), VIASPACE Green Energy, Inc., a British Virgin Islands company (“VGE”) and VIASPACE Inc., a corporation organized under the laws of the State of Nevada, with offices located within the State of California (“VIASPACE”). IPA, VGE, and VIASPACE are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Except as otherwise defined within this Agreement, capitalized terms and phrases shall have the meaning ascribed thereto in the VGE-VIASPACE Agreement as defined below.

RECITALS:

IPA and VGE entered into a certain Supply and Commercialization Agreement dated September 30, 2012 regarding a license and supply arrangement between IPA and VGE regarding Giant King Grass (“IPA-VGE Agreement”).

VGE and VIASPACE also entered into a certain Supply and Commercialization Agreement dated September 30, 2012 regarding a license and supply arrangement between VGE and VIASPACE regarding Giant King Grass (“VGE-VIASPACE Agreement”).

IPA controls certain know-how and other rights related to Giant King Grasses. VIASPACE has garnered considerable knowledge and experience in promoting and marketing Giant King Grasses, and since VIASPACE entered into the VGE-VIASPACE Agreement, VIASPACE’s business has developed such that the Parties believe that the subordination of the IPA-VGE Agreement and the termination of the VGE-VIASPACE Agreement and execution of this new Global Supply, License, and Commercialization Agreement regarding Giant King Grasses would be desirable and beneficial to all the Parties. On and subject to the terms and conditions set forth herein, the Parties therefore desire to provide for the supply and commercialization of Giant King Grasses as described herein.

NOW, THEREFORE, in consideration of the covenants and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby enter into this Agreement:

ARTICLE 1
TERMINATION AND SURVIVAL OF
EXISTING AGREEMENTS

1.1 Termination of VGE-VIASPACE Agreement. The Parties agree that the VGE-VIASPACE Agreement and all terms set forth therein, including without limitation, Section 10.4 of the VGE-VIASPACE Agreement and all other terms intended to survive the termination of such agreement, shall be terminated as of the Effective Date of this Agreement.

1.2 Subordination of IPA-VGE Agreement. The Parties agree that the IPA-VGE Agreement and all terms set forth therein, including without limitation, Section 10.4 of the IPA-VGE Agreement and all other terms intended to survive the termination of such agreement, shall be made subordinate to this Agreement as of the Effective Date of this Agreement. Any term of the IPA-VGE agreement that is in conflict with this Agreement shall be construed in the sense that the conflict is eliminated, or if such a construction is not possible the offending term of the IPA-VGE agreement shall be terminated. In no case shall the force or effect of this agreement be limited by the IPA-VGE agreement.

ARTICLE 2
GRANT OF LICENSE AND
INTELLECTUAL PROPERTY SHARING

2.1 Definitions.

2.1.1 “Giant King Grasses” or “GKG” shall mean the three (3) types of high yield, non-genetically modified, grasses that were received and licensed by IPA China under the license entered into by and between IPA and its licensor *****.

2.1.2 “Commercialization” or “Commercialize” shall mean to import, export, grow, propagate, use, sell, market, package, label, process or distribute a product, plant, or material.

2.1.3 “IPA Territory” shall mean Cambodia, the People’s Republic of China, Taiwan Thailand, Myanmar, Malaysia, Laos, Vietnam, and Singapore.

2.1.4 “VIASPACE Territory” shall mean the world other than IPA Territory.

2.1.5 Intentionally Deleted This Paragraph.

2.1.6 “Net Sales” means, for any period, the aggregate gross amounts invoiced for sales of Giant King Grasses or any product derived therefrom, less good faith estimates of the following deductions to the extent specifically relating to sales and normal and customary for a product of the nature of Giant King Grass and evidenced by independent substantiation, which shall be adjusted to actual on a periodic basis (no less frequently than annually):

(a) Credits or allowances actually granted for damaged Giant King Grass, returns or rejections of Giant King Grass, chargebacks, price adjustments and billing errors taken within 12 months of the initial sale to which they relate, each to the extent consistent with a Party’s usual course of dealing for its products other than Giant King Grass;

(b) Normal and customary trade, cash and quantity discounts, allowances and credits, in amounts customary in the trade not to exceed Seven Percent (7%) of the invoice amount actually paid or granted in respect of each such sale, each to the extent consistent with a Party’s usual course of dealing for its products other than Giant King Grass;

(c) Commissions to third parties provided they are commercially reasonable;

(d) Sales taxes, VAT and other taxes applied to the sale of Giant King Grass to the extent included in the gross amount invoiced; and

An allowance for bad debt, which shall in no event be greater than an amount reasonably approved by VIASPACE’s independent auditors.

2.1.7 If either IPA or VIASPACE wish to commercialize a project in the other party’s “Territory”, the project must be mutually approved by both parties 60 days in advance and the party outside its territory will pay the other party a 3% royalty fee on all Net Sales for the life of the project.

2.2 IPA Grant of License. IPA grants to VIASPACE an exclusive, perpetual license (“IPA-VIASPACE License”) under this Agreement to Commercialize GKG. IPA grants to VIASPACE all rights within the scope of rights and covenants granted to IPA under either (or both of) the Parent License or Grandparent License, as the case may be, as well as any subsequent rights granted to IPA (or acquired by IPA) with respect to GKG. IPA further grants to VIASPACE the right to use and market the name Giant King Grass, Giant King Grasses, or GKG, or GKGs, as well as any and all grasses development information and process information and growing and propagation techniques relating to GKG. The IPA-VIASPACE License granted under this Agreement is personal to VIASPACE, with no right whatsoever to assign or otherwise grant any interest therein to any Third Party, without the prior written consent of IPA The previous sentence does not limit the ability of VIASPACE to continue to license the right to grow and commercialize GKG to its clients anywhere within its region without prior IPA notice or consent.

2.2.1 Rights Within Territories. VIASPACE shall be permitted to Commercialize, and also to license third parties to Commercialize, GKG anywhere within VIASPACE Territory and to sell, or authorize third parties to sell, GKG or GKG derived products anywhere worldwide except in and to IPA Territory. Provided that this paragraph shall not impair the geographic rights of existing VIASPACE licensees beyond any restrictions already in their contracts. IPA agrees not to Commercialize GKG anywhere in the world except in the IPA Territory. The IPA-VIASPACE License shall not limit the rights of IPA within the IPA Territory to Commercialize GKG, appoint additional persons or entities as licensees of GKG, subcontract any such rights to, or otherwise enter into any arrangement whatsoever with any person or entity with respect to GKG or otherwise deal in or with GKG.

2.2.2 Royalty Payments. VIASPACE shall owe royalty payments only on the Net Sales of the three grasses licensed. *****

2.2.3 License Term. The IPA-VIASPACE License shall be perpetual unless or until this Agreement is terminated as permitted under this Agreement.

2.2.4 VIASPACE Sublicensing Permitted. Subject to Section 4.3 of this Agreement, VIASPACE shall have the right to grant sublicenses within the VIASPACE Territory for all or part of the rights granted to it under the IPA-VIASPACE License.

2.2.5. IPA Licensing to VGE Permitted. IPA shall be permitted to grant to VGE any licenses to Commercialize GKG within the IPA Territory.

2.3 Ownership of GKG. As among the parties, IPA owns and shall retain all right, title, and interest in and to Giant King Grasses, and any and all other intellectual property relating thereto, whether in or outside of the VIASPACE Territory. However, VIASPACE shall own and retain all right, title, and interest in and to any grasses, any and all other intellectual property relating thereto, whether in or outside of VIASPACE Territory, resulting from modifications or improvements to Giant King Grasses that are created, invented, or otherwise developed by VIASPACE or any director, employee, contractor, or agent of VIASPACE.

2.4 Maintenance of Parent License. IPA agrees to use commercially reasonable efforts to maintain the Parent License in accordance with its terms and condition.

2.5 VIASPACE must stay current on royalty payments and continue to actively market GKG throughout the term of the license using reasonable commercial efforts. If an arbitrator that is mutually agreed to determines that VIASPACE is more than nine months in arrears on royalty payments or not taking commercially reasonable steps to market GKG, the exclusivity provision of this license will expire. However, VIASPACE’s license itself will continue without the exclusivity provision.

ARTICLE 3
(INTENTIONALLY DELETED)

ARTICLE 4
COMMERCIALIZATION

4.1 In General. VIASPACE, at its sole cost and expense, shall use commercially reasonable efforts to Commercialize GKG throughout the VIASPACE Territory, which efforts shall include, without limitation, preparing marketing materials for GKG and providing appropriate incentives consistent with its normal and lawful business practices to sales representatives involved in the Commercialization of GKG. VIASPACE shall further be responsible for booking sales of, warehousing, and distributing GKG in the VIASPACE Territory. If IPA or VGE receives any expressions of interest or orders for use of GKG in the VIASPACE Territory, it shall refer such expressions of interest or orders to VIASPACE. If VIASPACE receives any expressions of interest or orders for use of GKG in the IPA Territory, it shall refer such expressions of interest or orders to IPA. VIASPACE shall be solely responsible for handling all returns and all aspects of order processing, invoicing, and collection, distribution, inventory, and receivables of GKG as such matters pertain to its Commercialization within the VIASPACE Territory.

4.2 Sharing of Intellectual Property and Commercialization Efforts. The parties shall also share in each other’s efforts to Commercialize GKG and shall not, when requested, withhold from any other party any information related to their efforts to Commercialize GKG, including, but not limited to marketing strategies, customer lists, or grasses development information, process information, and growing and propagation techniques relating to GKG.

4.3 Customer Resale of GKG Prohibited. The Parties agree not to permit any of their customers or any other third parties who purchase or sublicense or otherwise acquire GKG from them to resell, distribute, or sublicense any such GKG to any other person or entity outside of their territory.

ARTICLE 5
CONFIDENTIALITY

5.1 Confidentiality. “Confidential Information” shall mean any and all technical, financial, business and other information, including, without limitation, trade secrets, that is (a) of tangible or intangible value to the disclosing Party, or (b) otherwise clearly marked or stated to be by the disclosing Party as confidential at the time of disclosure. Except as and to the extent related to the discharge of its duties and obligations under this Agreement, each Party agrees that all Confidential Information disclosed by any other Party at any time, including Confidential Information provided prior to the date of this Agreement, shall be received and maintained in strict confidence, shall not be used for any purpose whatsoever, and shall not be disclosed to any third party (including, without limitation in connection with any publications, presentations or other disclosures) other than by written permission from the Party initially disclosing the Confidential Information. This confidentiality provision shall survive for a period of five (5) years following the termination or expiration of this Agreement; except, however, that in the case of Confidential Information that otherwise constitutes a trade secret to the disclosing Party, the receiving Party agrees that it shall in no event disclose any such information to third parties for the period during which any such information shall continue to constitute a trade secret under applicable law.

5.2 Return of Confidential Information. The receiving Party shall keep the Confidential Information owned or in which rights are held by the disclosing Party in appropriately secure locations. Upon the expiration or termination of this Agreement, any and all such Confidential Information possessed in tangible form by the receiving Party, shall, upon written request, be immediately returned to the disclosing Party (or destroyed if so requested) and not retained by the receiving Party.

5.3 Ancillary Agreement. This Article 4 shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of one party against the other, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of this Article.

ARTICLE 6
TERM; TERMINATION

6.1 Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the Effective Date and shall continue in full force and effect in perpetuity.

6.2 Grounds for Termination.

6.2.1 Termination by Mutual Agreement. This Agreement may be terminated by mutual written agreement of the Parties.

6.2.2 Termination For Cause. IPA or VIASPACE may terminate this Agreement for cause only if the other Party materially breaches this Agreement, which breach is not cured to the reasonable satisfaction of the non-breaching party within ninety (90) days after written notice from the non-breaching Party specifying the material breach and after conclusion of the mediation procedures set forth in Section 8.4 below.

6.2.3 Termination for Insolvency. To the extent permitted by applicable laws, any Party may terminate this Agreement upon written notice to the other Parties on or after the occurrence of any of the following events: (i) the appointment of a trustee, receiver or custodian for all or substantially all of the property of any of the other Parties, which appointment is not dismissed within ninety (90) days, (ii) the filing of a petition for relief in bankruptcy by any of the other Parties on its own behalf, or the filing of any such petition against any of the other Parties if the proceeding is not dismissed or withdrawn within ninety (90) days thereafter, or (iii) insolvency, dissolution or liquidation of or an assignment for the benefit of creditors by a Party.

6.2.4 Termination of Parent or Grandparent License. If by virtue of any termination of either the Parent License or Grandparent License, IPA is unable to otherwise perform its material obligations hereunder, this Agreement may be terminated by VIASPACE upon ten (10) days written notice.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION; LIMITATION ON LIABILITY

7.1 Compliance with Laws. The Parties agree that they shall comply in all material respects with all laws, regulations and standards applicable to the Commercialization of GKG, including, without limitation, the handling, storage, marketing, distribution and sale thereof. Subject to the foregoing, the Parties agree not to do anything that would materially adversely affect the reputation of GKG.

7.2 Representations and Warranties.

7.2.1 Each of the Parties represents and warrants that no right, claim, liability, obligation, demand, damage, action or cause of action, or any part thereof, of any kind or nature covered by this Agreement, has been sold, assigned, granted, or otherwise transferred to any other person or entity.

7.2.2 Each Party represents and warrants that it has no claims to any royalties or payments under any existing or terminated agreements between or among any of the Parties that it will pursue.

7.2.3 Each of the Parties represents and warrants that each has read and understands this Agreement, and that no promise, inducement, representation, or agreement not expressly set forth herein has been made to them in connection with this Agreement. Each of the Parties agrees that, prior to the execution of this Agreement, it has apprised itself of sufficient relevant data, through resources of its own selection, and has consulted with its respective counsel, in order that it might intelligently exercise its judgment in deciding whether to execute this Agreement. The Parties agree that this Agreement is executed voluntarily and without duress or undue influence of any nature whatsoever.

7.2.4 Each individual executing this Agreement on behalf of a Party represents and warrants that he or she is a duly authorized representative of that Party with full power and authority to bind it to each and every term and condition hereof, and that the Party on whose behalf he or she is signing has taken all steps necessary to authorize and approve his, her, or its entering into and binding himself, herself, or itself to each and every term and condition of this Agreement and any documentation to be delivered in connection therewith.

7.3 Indemnification by the Parties. The Parties shall indemnify and hold harmless each other Party and each of their affiliates and each director, officer, employee, agent, successor and assign and each such affiliate (collectively, the “Indemnified Parties”), from, against and in respect of any and all actions and any liabilities, losses, costs (including costs of investigation, defense and enforcement of this Agreement), damages, fines, penalties, expenses or amounts paid in settlement (in each case, including reasonably and actually incurred attorneys’ and experts fees and expenses) of any such actions asserted by a third party against any of the Indemnified Parties as a result of, arising out of or relating to, directly or indirectly, any one or all of the following: (i) GKG, including, without limitation, the manufacturing, supply, marketing, sale, distribution or other Commercialization of GKG, improvement or process thereof; (ii) any breach of, or inaccuracy in, any representation or warranty made under this Agreement; or (iii) any breach or violation of any covenant or agreement (including under this Section) under or pursuant to this Agreement.

7.4 Indemnification Claims. A person entitled to indemnification under this Section (an “Entitled Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a third party (it being understood and agreed, however, that the failure by an Entitled Party to give notice of a third party claim as provided in this Section shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

7.4.1 Assumption of Defense. Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Entitled Party, assume control of the defense of such action, suit, proceeding or claim. If the Indemnifying Party does not assume control of such defense, the Entitled Party shall control such defense.

The Party not controlling such defense may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Entitled Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Entitled Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Entitled Party solely in connection therewith; provided, further, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel in any one jurisdiction for all Entitled Parties.

The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

The Entitled Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed, denied or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Entitled Party from all liability with respect thereto or that imposes any liability or obligation on the Entitled Party without the prior written consent of the Entitled Party.

7.5 Insurance. Each Party shall, at its sole cost and expense, obtain and keep in force for the duration of this Agreement general liability insurance. Upon written request, each Party shall furnish to the other Party a certificate of insurance signed by an authorized representative of such Party’s insurance underwriter evidencing the insurance coverage required by this Agreement and providing, to the extent feasible, for at least thirty (30) days’ prior written notice to the other Party of any cancellation, termination, material change or reduction of such insurance coverage.

7.6 Disclaimers. EXCEPT AS EXPRESSLY WARRANTED IN THIS AGREEMENT, INCLUDING THIS ARTICLE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE PRODUCTS, EXPRESS OR IMPLIED, IN ANY MANNER AND EITHER IN FACT OR BY OPERATION OF LAW, AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR NONINFRINGEMENT. Without limiting the foregoing, the Parties acknowledge that they have not and are not relying upon any implied warranty of any kind or upon any representation or warranty except as expressly warranted in this Agreement.

7.7 Limitation on Liability. EXCEPT TO THE EXTENT ARISING OUT OF ANY (a) VIOLATION OF THE OTHER PARTIES’ INTELLECTUAL PROPERTY RIGHTS, (b) CRIMINAL VIOLATION OF APPLICABLE LAWS, (c) GROSS NEGLIGENCE, FRAUD OR INTENTIONAL OR WILFUL MISCONDUCT (d) OR DISCLOSURE OF CONFIDENTIAL INFORMATION IN BREACH OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR EXEMPLARY, INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL OR SPECIAL DAMAGES OF ANY TYPE OR AMOUNT (INCLUDING, WITHOUT LIMITATION, LOST PROFITS) ARISING OUT OF ITS BREACH OF ANY PROVISION IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION, THE PERFORMANCE OR FAILURE TO PERFORM HEREUNDER), EVEN IF SUCH DAMAGES WERE FORESEEABLE AND WHETHER SUCH DAMAGES ARISE IN TORT, IN CONTRACT OR OTHERWISE. VGE’S AGGREGATE LIABILITY TO VIASPACE ARISING FROM THIS AGREEMENT, WHETHER IN CONTRACT OR TORT, WILL NOT EXCEED THE AMOUNTS PAID BY VIASPACE FOR THE PURCHASE OF PRODUCTS THAT IT IS UNABLE TO SELL WITHIN THE TERRITORY.

ARTICLE 8
MISCELLANEOUS

8.1 Force Majeure. Other than the performance obligations under Article 9 of this Agreement, any delay in the performance of any of the duties or obligations of either Party shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any (a) acts of a public enemy, insurrections, riots, embargoes, failures or delays by vendors, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of material or energy so long as all such acts are without the fault or negligence of and beyond the reasonable control of the Party claiming such excuse from performance or (b) acts of God. The Party claiming any such excuse shall give prompt notice to the other Party of such cause, and shall promptly take whatever reasonable steps are necessary to relieve the effect of such cause.

8.2 Notices. All notices hereunder shall be delivered as follows: (a) by facsimile and confirmed by first class mail (postage prepaid); (b) by registered or certified mail (postage prepaid); or (c) by overnight courier service, to the following addresses of the respective Parties:

If to VIASPACE, to:	If to VGE or IPA, to:
VIASPACE, Inc. 382 N. Lemon Ave., Suite 364 Walnut, CA 91789 Telephone: 626-768-3360 Facsimile: 626-578-9063 ATTN: Chief Executive Officer	VIASPACE Green Energy, Inc. or Guangzhou Inter-Pacific Arts Corp. Mr. Sung Chang 131 Bells Ferry Lane Marietta, Georgia 30066 ATTN: President

Notices shall be effective upon receipt if delivered personally or by facsimile and confirmed by first class mail, on the third business day following the date of registered or certified mailing or on the first business day following the date of delivery to the overnight courier. A Party may change its address listed above by written notice to the other Party.

8.3 Governing Law. The laws of the State of Georgia, United States of America shall govern this Agreement; except, however, that with respect to any dispute that may arise under this Agreement in connection with a Party’s intellectual property rights, such dispute shall to the extent it may be otherwise governed by the laws of the various states, shall in such a case be governed by the laws of the State of Georgia, disregarding such states’ conflict of law provisions. The Parties disclaim application of the United Nations Convention on Contracts for the International Sale of Goods.

8.4 Alternative Dispute Resolution. The Parties will attempt to settle any claim arising out of this Agreement through good-faith negotiation. The following process will be used to resolve disputes. The Parties will submit the dispute in writing to a senior executive from each Party. If those attempts fail, any Party may demand non-binding mediation, the cost of which will be shared equally by the Parties, except that each Party will pay its own attorney’s fees. Within thirty (30) days after written notice demanding mediation, the Parties will in good faith choose a mutually acceptable mediator. If the dispute cannot be resolved through mediation within ninety days, any Party may submit the dispute to a court of competent jurisdiction. Use of any dispute resolution procedure will not be construed under the doctrines of laches, waiver, or estoppel to adversely affect the rights of either Party. Either Party may resort to judicial proceedings for intellectual property disputes or if interim relief is necessary to prevent serious and irreparable injury.

8.5 Venue and Jurisdiction. This Agreement shall be governed as to validity, interpretation, construction, effect, and in all other respects by the laws of the State of Georgia, without regard to the conflicts of laws principals thereof. Each of the Parties irrevocably submits to the exclusive jurisdiction of the courts of the State of Georgia located in the County of Cobb and the United States District Court in and for the Northern District of Georgia for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated thereby. Each Party irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court, irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts, and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.6 Waiver of Jury Trial. EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

8.7 Entire Agreement; Amendments. Unless the Parties otherwise agree in writing, this Agreement and the attached Exhibits represent the Parties’ entire understanding, and supersede all previous and contemporaneous agreements between the Parties, with respect to the subject matter contained herein. Each attached Exhibit is incorporated into this Agreement by reference. There are no promises, terms or conditions, oral or written, expressed or implied, other than those contained in this Agreement and/or the attached Exhibits. Except as expressly provided in this Agreement, this Agreement and each Exhibit may be modified or amended only by the Parties’ written agreement.

8.8 Waiver; Severability. No delay or waiver (or single or partial exercise) on the part of either Party on any one or more occasions in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other right, power or privilege hereunder. Any such waiver shall be made in writing. If any provision of this Agreement or any Exhibit is held to be invalid or unenforceable to any extent, then: (a) such provision shall be interpreted, construed or reformed to the extent reasonably required to render it valid, enforceable and consistent with the Parties’ original intent underlying such provision and (b) such invalidity or unenforceability shall not affect any other provision of this Agreement or any other agreement between the Parties.

8.9 Equitable Relief. Each party hereby acknowledges that its breach of this Agreement would cause irreparable harm and significant injury to the other party that may be difficult to ascertain and that a remedy at law would be inadequate. Accordingly, each party shall have the right to seek and obtain injunctive relief to enforce obligations under the Agreement in addition to any other rights and remedies it may have, with the defending Party in such case waiving the right it may otherwise have to requiring the posting of a bond; provided, however, each party, shall have the right to immediately seek and obtain injunctive relief without any written notice to the other party or if such breach is of a nature that is not subject to cure or is otherwise based on any violation of applicable law or a breach of any covenant pursuant to which a Party agrees to refrain from any act under this Agreement.

8.10 Independent Contractor. The Parties are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venture. Neither Party shall have power or right to bind or obligate the other, nor hold itself out as having such authority.

8.11 No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.

8.12 Restrictive Covenant. No Party (nor any of its affiliates) shall, except with the prior written consent of the other, during the term of this Agreement and for a period of two (2) years thereafter, solicit, employ or hire any employee then employed by any other Party, or any employee that has been in any other Party’s employ ninety (90) days prior to the date of expiration or termination of this Agreement.

8.13 Construction; Headings. This Agreement shall be deemed to have been drafted by all the Parties and shall not be construed against any Party as the draftsperson hereof. All section titles or headings contained in this Agreement are for convenience only, shall not be deemed a part hereof or thereof and shall not affect the meaning or interpretation of this Agreement. In this Agreement, the words “including” and “includes” shall be deemed to be followed by the phrase “without limitation.”

8.14 Counterparts. This Agreement and any amendment hereto, may be executed in multiple counterparts, each of which shall be deemed an original Agreement, and all of which shall constitute a single Agreement, by and among each of the Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

VIASPACE	VGE
VIASPACE Inc. By:/S/ HARIS BASIT Name: Haris Basit Title: CEO	VIASPACE Green Energy, Inc. By:/S/ SUNG CHANG Name: Sung Chang Title: President
IPA Guangzhou Inter-Pacific Arts Corp. By:/S/ SUNG CHANG Name: Sung Chang Title: President

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.